UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A)

OF THE SECURITIES EXCHANGE ACT OF 1934

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☐	Soliciting Material Pursuant to Section 240.14a-12

ASA LIMITED

(Name of Registrant as Specified in Its Charter)

LAXEY PARTNERS LIMITED

THE VALUE CATALYST FUND LIMITED

LAXEY INVESTORS LIMITED

ALTMA SICAV PLC

LAXEY UNIVERSAL VALUE L.P.

LAXC LIMITED

SPRUGOS INVESTMENTS XII L.L.C.

LEAF LIMITED

LP ALTERNATIVE L.P.

LEAF L.P.

LAXEY INVESTORS, LP

LP VALUE, LIMITED

ANDREW PEGGE

PHILLIP GOLDSTEIN

JULIAN REID

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LEADING PROXY ADVISORY FIRMS SUPPORT LAXEY PARTNERS’ BID FOR SHAREHOLDER REPRESENTATION ON BOARD OF ASA LIMITED (NYSE:ASA); RECOMMEND THAT SHAREHOLDERS VOTE ON LAXEY’S GOLD CARD

NEW YORK, NY – March 27, 2008 - Laxey Partners Limited, a global active fund manager established in 1999, today announced that Institutional Shareholder Services, Inc. (“ISS”), the leading independent proxy voting advisory and corporate governance services firm, has recommended that shareholders of ASA Limited (NYSE:ASA) vote on Laxey’s GOLD proxy card to elect both Andrew Pegge and Julian Reid to the Board of Directors of ASA at its 2008 Annual General Meeting scheduled for April 8, 2008. Noting that “management has still not announced a detailed plan of action that would provide confidence to shareholders that the discount to NAV [Net Asset Value] would be effectively addressed,” and finding that the ASA Board “has been reactive to shareholder concerns about persistent NAV discount,” ISS said: “We believe that the board could benefit from the addition of new members, who would bring new insights and contribute to addressing the discount issue.” ISS concluded that “the inclusion of two new directors is likely to better align [the] board’s interest with that of other shareholders.”

Another leading independent proxy voting advisory firm, Glass Lewis, has also recommended that ASA shareholders vote on Laxey’s GOLD proxy card to elect Julian Reid, concluding that he “would bring a fresh perspective and valuable insight to ASA’s board of directors.” Glass Lewis noted in its report that “ASA’s historical discount to NAV has been substantial” and said: “[W]e believe the participation of a Dissident shareholder on the board of directors could be beneficial to shareholders.”

Commenting on both recommendations, Andrew Pegge, Laxey’s Chief Executive Officer, stated: “We are gratified that both ISS and Glass Lewis agree that ASA’s persistent discount to NAV is of significant concern to shareholders and support our efforts to ensure true shareholder representation on the ASA Board.”